SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant

Filed by a Party other than the Registrant

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Preliminary Proxy Statement

Definitive Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Additional Materials

Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Computer Motion, Inc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
EXECUTIVE COMPENSATION
OPTION GRANTS
OPTION EXERCISES
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
PROPOSAL ONE
PROPOSAL TWO
PROPOSAL THREE

COMPUTER MOTION, INC.
130 Cremona Drive
Goleta, California 93117

December 27, 2002

To the Stockholders of Computer Motion, Inc.:

     On behalf of your Board of Directors and Management, you are cordially invited to attend a Special Meeting of Stockholders (“Special Meeting”) of Computer Motion, Inc. (“the Company”) to be held at the Corporate Headquarters, 130-B Cremona Drive, Goleta, California, on January 27, 2003, at 10:00 a.m., local time. A notice of the Special Meeting, proxy statement and form of proxy are enclosed with this letter.

     It is important that your shares be represented whether or not you are personally able to attend the Special Meeting. Regardless of the number of shares you own, your vote is important to us. In order to assure that you will be represented, we ask you to please sign, date and return the enclosed proxy card promptly. If you return your proxy, you may nevertheless attend the Special Meeting and, if you wish, revoke your proxy and vote your shares in person.

Sincerely,

/s/ Robert W. Duggan Robert W. Duggan Chairman of the Board and Chief Executive Officer

COMPUTER MOTION, INC.
130 Cremona Drive
Goleta, California 93117

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held January 27, 2003

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of Computer Motion, Inc. (“the Company”) will be held at the Corporate Headquarters, 130-B Cremona Drive, Goleta, California, on January 27, 2003, at 10:00 a.m., local time, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

     1.     To approve the issuance of shares of Common Stock that may be issuable upon conversion of shares of the Company’s Series C Convertible Preferred Stock issued in connection with a private placement of the Company’s securities, as required by rules of the Nasdaq National Market.

     2.     To approve the conversion of a $1,000,000 promissory note that is currently due and payable from the Company to Robert W. Duggan, the Company’s Chairman and Chief Executive Officer, into shares of the Company’s Series C Convertible Preferred Stock, as required by rules of the Nasdaq National Market.

     3.     To approve the sale of up to an additional $1,000,000 of the Company’s Series C Convertible Preferred Stock to Robert W. Duggan, the Company’s Chairman and Chief Executive Officer, in connection with a private placement of the Company’s securities, as required by rules of the Nasdaq National Market.

     Only stockholders of record at the close of business on December 20, 2002 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy card are first being mailed, on or about December 27, 2002 to stockholders of record as of December 20, 2002.

Sincerely,

/s/ Larry Redfern Larry Redfern Secretary

TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY CARD AND VOTE IN PERSON IF YOU DESIRE.

PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
OF
COMPUTER MOTION, INC.
130 Cremona Drive
Goleta, California 93117

INTRODUCTION

     This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Computer Motion, Inc., a Delaware corporation (the “Company”), for use at a Special Meeting of Stockholders to be held at 10:00 a.m. on January 27, 2003 (the “Special Meeting”), at the Corporate Headquarters, 130-B Cremona Drive, Goleta, California, and at any adjournment or postponement thereof. The purpose of the Special Meeting is set forth in this Proxy Statement and in the accompanying Notice of Special Meeting of Stockholders. This Proxy Statement and the accompanying proxy card are first being mailed on or about December 27, 2002 to stockholders of record as of the close of business on December 20, 2002 (the “Record Date”). Only stockholders of record at the Record Date are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

REVOCABILITY OF PROXIES

     Any stockholder has the power to revoke his or her proxy at any time by written notice to the Secretary of the Company, by presenting a duly executed proxy bearing a later date, or by request in person at the Special Meeting. If you do not revoke your proxy, it will be voted according to your directions. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on each proposal.

SOLICITATION

     This proxy is being solicited by the Board of Directors of the Company for use at the Special Meeting. It is contemplated that this solicitation of proxies will be made primarily by mail; however, if it should appear desirable to do so in order to ensure adequate representation at the Special Meeting, the Company’s directors, officers and employees may communicate with stockholders, brokerage houses and others by telephone, telegraph or in person to request that proxies be furnished. The Company may reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them. All expenses incurred in connection with this solicitation shall be borne by the Company.

OUTSTANDING SHARES AND VOTING RIGHTS

     Only stockholders of record at the close of business on December 20, 2002, the Record Date, are entitled to receive notice of and to vote at the Special Meeting. The outstanding voting securities of the Company on that date consisted of 17,627,335 shares of Common Stock. Every stockholder of record on the Record Date is entitled to one vote for each share held on each proposal that comes before the Special Meeting.

     The required quorum for the transaction of business at the Special Meeting is a majority of the shares of Common Stock issued and outstanding as of the Record Date. Shares that are voted “FOR,” “AGAINST,” OR “WITHHELD” are treated as being present at the Meeting for purposes of establishing a quorum.

     Proxies solicited by management for which no specific voting direction is included will be voted in accordance with the Recommendation of the Board.

     There is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions. The Company will count abstentions for purposes of determining both 1) the presence of a quorum for the transaction of business, and 2) the total number of votes with respect to a proposal. Abstentions will be treated as a vote against all proposals. Broker non-votes will be counted for purposes of determining the presence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes with respect to any proposal.

VOTE NECESSARY TO APPROVE PROPOSALS ONE, TWO AND THREE

     The approval of Proposals One, Two and Three will require the affirmative vote of a majority of the outstanding shares of the Company’s Common Stock present or represented at the Special Meeting and entitled to vote thereat.

     All properly executed proxies will be voted in accordance with the instructions specified therein. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR Proposals One, Two and Three.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     The proxy rules of the Securities and Exchange Commission permit stockholders to present proposals for stockholder action where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by issuer action in accordance with the proxy rules. Any stockholder desiring to submit a proposal for action at the Company’s Annual Meeting to be held in 2003 and presentation in the Company’s proxy statement for such meeting should deliver the proposal to the Company at its principal place of business no later than February 21, 2003 in order to be considered for inclusion in the company’s proxy statement relating to that meeting.

     The bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of stockholders of the Company; and (ii) the nomination by stockholders of candidates for election as directors.

     Properly Brought Business. The bylaws provide that at the annual meeting such business that is appropriate for consideration at an annual meeting may be conducted. In addition, such business must be specified in the notice of the meeting and properly brought before the meeting by or at the direction of the Board of Directors or properly brought before the meeting by a stockholder who has given timely written notice to the Secretary of the Company of such business. To be timely, the notice must be given by such stockholder to the Secretary of the Company not less than 45 days and not more than 90 days prior to the meeting (or if less than 55 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). Notice relating to such business must contain certain information as described in the Company’s bylaws, which are available for inspection by stockholders of the Company at Corporate Headquarters. Nothing in the bylaws precludes discussion by any stockholder of any business properly brought before the annual meeting in accordance with the Company’s bylaws.

     Discretionary Proxy Voting. On May 21, 1998, the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs the Company’s use of its discretionary proxy voting authority with respect to a stockholder proposal which is not addressed in the Company’s proxy statement. The new amendment provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     On October 31, 2002, the Company entered into a Series C Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) with several institutional and accredited investors, including Robert W. Duggan, the Company’s Chairman and Chief Executive Officer, pursuant to which the Company sold and issued an aggregate of 8,797 shares of its Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock (collectively, the “Series C Shares”) at a purchase price of $1,400 per share (the “Stated Value”). Subject to the receipt of stockholder approval as provided in this Proxy Statement, Mr. Duggan has agreed to purchase up to an aggregate of $2,000,000 Stated Value of the Series C Shares offered pursuant to the Purchase Agreement, $1,000,000 of which may be paid by the cancellation of an outstanding promissory note that is currently due and payable from the Company to Mr. Duggan. The Series C Shares to be purchased by Mr. Duggan are convertible into shares of Common Stock as more particularly described below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information provided to the Company as to the beneficial ownership of the Company’s Common Stock as of October 31, 2002 (i) by each person (or group of affiliated persons) who is known by the Company to own beneficially more than five percent of the Company’s Common Stock; (ii) by each of the Company’s directors, including the Company’s Chief Executive Officer (the “CEO”); (iii) by each of the four other most highly compensated executive officers, other than the CEO (collectively the “Named Executive Officers”); and (iv) by all directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. As of October 31, 2002, there were 17,423,904 shares of our Common Stock outstanding. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of October 31, 2002 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company’s knowledge, except as otherwise indicated and except for the effect of community property laws, as applicable, the persons listed below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	COMMON STOCK	PERCENT OF
BENEFICIAL OWNERS	BENEFICIALLY OWNED	OUTSTANDING SHARES

Directors and Executive Officers
Robert W. Duggan (1)	2,952,846	16.62%
Yulun Wang (2)	1,005,129	5.73%
Joseph DeVivo (3)	75,000	*
Daniel R. Doiron (4)	146,166	*
David A. Stuart (5)	141,957	*
Eugene Teal (6)	28,000	*
Jeffrey O. Henley (7)	196,033	1.12%
Eric Halvorson	8,918	*
Stephen Pedroff (8)	29,500	*
William Meloche (9)	83,800	*
David Munjal (10)	14,584	*
Darrin Uecker (11)	76,300	*

Directors and Executive Officers as a Group (12 persons)	4,758,233	25.78%

*  less than 1%

(1)	Includes 492,546 shares and 3,565 warrants owned by Mr. Duggan’s spouse of which he disclaims beneficial ownership and 93,564 shares underlying stock options and 241,507 warrants which may be exercised within 60 days from October 31, 2002.
(2)	Includes 34,912 shares owned by Dr. Wang’s minor children of which he disclaims beneficial ownership and 130,697 shares underlying stock options and 2,162 warrants which may be exercised within 60 days from October 31, 2002.
(3)	Includes 75,000 shares underlying stock options and warrants which may be exercised by Mr. DeVivo within 60 days from October 31, 2002.

(4)	Includes 73,213 shares underlying stock options and warrants which may be exercised by Mr. Doiron within 60 days from October 31, 2002.
(5)	Includes 140,033 shares underlying stock options and warrants which may be exercised by Mr. Stuart within 60 days from October 31, 2002.
(6)	Includes 28,000 shares underlying stock options and warrants which may be exercised by Mr. Teal within 60 days from October 31, 2002.
(7)	Includes 48,848 shares underlying stock options and warrants which may be exercised by Mr. Henley within 60 days from October 31,2002.
(8)	Includes 21,500 shares underlying stock options and warrants which may be exercised by Mr. Pedroff within 60 days from October 31, 2002.
(9)	Includes 83,800 shares underlying stock options and warrants which may be exercised by Mr. Meloche within 60 days from October 31, 2002.
(10)	Includes 14,584 shares underlying stock options and warrants which may be exercised by Mr. Munjal within 60 days from October 31, 2002
(11)	Includes 76,300 shares underlying stock options which may be exercised by Mr. Uecker within 60 days from October 31, 2002.

EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows the cash compensation and certain other compensation paid or accrued by the Company to its CEO and the Named Executive Officers during fiscal years 2001, 2000, and 1999 in all capacities in which they served.

Summary Compensation Table

				Securities
				Underlying	All Other
Name and Position	Year	Salary	Bonus	Options	Compensation

Robert W. Duggan,	2001	$167,680	$16,400	25,400	—
Chairman	2000	$164,000	$3,280	40,400	—
Chief Executive Officer	1999	$160,447	$3,280	20,000	—
Yulun Wang (1),	2001	$167,680	$16,400	25,000	—
Chief Technical Officer	2000	$164,000	$12,300	40,400	—
Founder	1999	$160,447	$12,300	20,000	—
David A. Stuart,	2001	$163,590	$14,808	15,000	—
Vice President –	2000	$147,000	$10,050	20,520	—
Operations	1999	$129,125	$10,050	20,000	—
Gordon Rogers (2),	2001	$153,366	$6,250	13,000	$36,520
Chief Financial Officer	2000	$118,750	—	120,110	$40,374
	1999	—	—	—	—
William Meloche,	2001	$165,000	—	20,000	$30,792
Executive Vice	2000	$80,752	—	150,000	—
President	1999	—	—	—	—

(1)	Mr. Wang resigned his position as Chief Technology Officer as of August 31, 2002.

(2)	Mr. Rogers resigned his position as Chief Financial Officer in October 2001 and left the Company on December 31, 2001.

OPTION GRANTS

     The following table sets forth certain information concerning grants of stock options to each of the Company’s Named Executive Officers during the fiscal year ending December 31, 2001. In addition, in accordance with the rules and regulations of the Securities and Exchange Commission, the following table sets forth the hypothetical gains or “option spreads” that would exist for the options. Such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent the Company’s estimate or projection of future Common Stock prices and no assurance can be given that the rates of annual compound stock appreciation assumed for the purposes of the following table will be achieved.

Option Grants in Last Fiscal Year

					Potential Realizable Value
					at Assumed Rates of Stock
	Number of	% of Total			Price Appreciation for
	Securities	Options	Exercise		Option Term
	Underlying	Granted to	Price Per	Expiration
Name	Options(1)	Employees	Share(2)	Date	5%	10%

Robert W. Duggan	25,000	1.6%	$4.03	5/30/11	$71,567	$186,702
Yulun Wang	25,000	1.6%	$4.03	5/30/11	$71,567	$186,702
David A. Stuart	15,000	1.0%	$4.03	5/30/11	$112,206	$112,021
Gordon Rogers	—	—	—	—	—	—
William Meloche	20,000	1.3%	$4.03	5/30/11	$57,253	$149,361

(1)	Stock options vest at 20% in 6 months and the remaining balance at 2.5% per month for 40 months.

(2)	The exercise price per share was equal to the fair market value of the common stock on the date of grant.

(3)	The potential realizable value is calculated assuming that the fair market value of the Company’s common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the stock option (ten years) and that the stock option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission. Actual gain, if any, on stock option exercises is dependent on the future performance of the common stock.

OPTION EXERCISES

     The following table sets forth information concerning the exercise of stock options during the last fiscal year and unexercised stock options held as of the end of the fiscal year for the Named Executive Officers. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2001. Also reported are the values for “in the money” options, which represent the positive spread between the exercise prices of any such existing stock options and the fiscal year-end price of the Company’s Common Stock.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired		Options at Fiscal Year-End		Fiscal Year-End(1)(2)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert W Duggan	—	—	66,544	64,829	—	—
Yulun Wang	—	—	103,587	64,829	—	—
David A. Stuart	—	—	120,697	42,996	—	—
Gordon Rogers	—	—	—	—	—	—
William Meloche	—	—	41,900	128,100	—	—

(1)	Represents market value of underlying securities at date of exercise less option exercise price.

(2)	Values were calculated using a price of $3.14 per share, the closing sale price of the Company’s common stock as reported by NASDAQ on December 28, 2001 minus the option exercise price.

COMPENSATION OF DIRECTORS

     Directors do not receive any cash compensation for their service as members of the Board of Directors, but are reimbursed for expenses in connection with attendance at Board of Directors and Committee meetings. Non-employee directors are eligible for discretionary stock option grants under the Company’s stock plans. There were no grants of options to the Company’s non-employee directors during the year ending December 31, 2001. In connection with their employment as Chief Executive Officer and Chief Technology Officer, respectively, Mr. Duggan and Mr. Wang each received options to purchase 25,000 shares of the Company’s common stock during the year ending December 31, 2001.

EMPLOYMENT CONTRACTS

     Employment Agreements.

     In January 2002, the Company entered into a letter agreement with Eugene W. Teal, Executive Vice President, providing for an annual base salary of $160,000 and a target bonus percentage of 50% of his base salary. The letter agreement guarantees payment of Mr. Teal’s base salary and target bonus percentage for a period of two years. In addition, in the event the Company is bought out, acquired or experiences a change in control, Mr. Teal will be guaranteed payment of his base salary and bonus for a three year period thereafter.

     In June 2002, the Company entered into a letter agreement with Joseph M. DeVivo, President and Chief Operating Officer, providing for an annual base salary of $220,000 and a target bonus percentage of 90% of his base salary. The letter agreement guarantees payment of Mr. DeVivo’s salary and target bonus percentage for a period of one year. In addition, in the event Mr. DeVivo terminates his employment for any reason following 90 days after the Company is bought out, acquired or experiences a change in control, or if the Company terminates Mr. DeVivo for any reason other than cause after one year of service, Mr. DeVivo will be guaranteed payment of his base salary for a one year period thereafter.

     Indemnification Agreements.

     The Company indemnifies its directors and officers against certain costs which could be incurred if they were made, or threatened to be made, a party to a legal proceeding because of their official status as a director or officer of the Company. The indemnification agreements, together with the Company’s bylaws, provide for indemnification to the fullest extent permitted by Delaware law.

ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     During the year ended December 31, 2001, the Company’s Compensation Committee consisted of Dr. Doiron, Ms. Eastwood and Mr. Henley. None of these individuals has ever been an officer or employee of the Company. This Compensation Committee established the levels of compensation for the Company’s executive officers.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the “Committee”) was responsible for administering the compensation program for the executive officers, including the named executive officers, of Computer Motion, Inc. (the “Company”) in 2001. The Committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any aspect of the executive compensation program, except for the possible receipt of stock options under the Company’s stock plans.

     Compensation Philosophy. The Company’s continued growth, new product development, regulatory clearance and market introduction activities, together with worldwide healthcare reform and competitive pressures, present significant challenges to the Company’s management. The Committee believes that, if the Company is to continue its growth, bring new products to market, achieve significant revenues and become profitable, its executive compensation program must have the flexibility to attract and retain high quality employees. Furthermore, the executive compensation program must provide incentives which will reward key managers for aggressively pursuing the actions necessary to improve the Company’s performance and enhance long-term shareholder value. The Company’s executive compensation program is based upon a pay-for-performance philosophy. There are three components to the Company’s executive compensation program: base salary, a cash incentive bonus opportunity and long-term stock based incentives. The Company is committed to a strong link between its business and strategic goals and its compensation program. The financial goals for certain elements of the compensation program are reviewed and approved by the Board of Directors in conjunction with its approval of the Company’s strategic and operating plans.

     Base Salary. An executive’s base salary is determined by an assessment of his sustained performance, advancement potential, experience, responsibility, scope and complexity of the position, current salary in relation to the range designated for the job and salary levels for comparable positions at peer group companies. Additionally, the Board sets base salaries for executive officers based on the executive’s contribution to the Company’s success through operational improvements and strategic initiatives. Factors considered in determining base salary are not assigned pre-determined relative weights.

     Bonus Program. Payments under the Company’s management bonus program are based on the Company’s achievement of performance goals as approved by the Compensation Committee and the executive’s achievement of individual objectives as approved by the Chief Executive Officer. Company performance goals for 2001 were related to targeted levels of revenue, profitability and gross margin based on the Company’s 2001 operating plan which was approved by the Board of Directors. It is anticipated that performance goals for 2001 will also relate to these categories. The management bonus program provides for a normal bonus of up to a maximum of 50% of base pay, with an over-achievement bonus of up to an additional maximum of 25% of base pay.

     Equity Based Compensation. The Company’s overall equity based compensation philosophy is that equity based incentives should be directly related to the creation of shareholder value, thus providing a strong link between management and shareholders. The Company believes that stock based incentives are very consistent with the entrepreneurial spirit the Company seeks in its executive team. In support of this philosophy, the Company has awarded to its executive officers stock options and to a limited extent, restricted stock.

     Stock Option Grants. Stock options encourage and reward executive officers for creating shareholder value as measured by stock price appreciation. Stock options are granted at an exercise price equal to the fair market value of the stock on the date of grant and therefore, only have value if the price of the Company’s stock appreciates in value from the price of the stock on the date options are granted. The executive officers and shareholders benefit equally from such stock price appreciation. The Company utilizes stock options, in lieu of higher, industry standard base salaries and bonuses, as a means to attract, retain and motivate talented executives upon whose performance the Company is dependent. Stock options are generally granted annually consistent with the Company’s objective to provide (i) a long-term equity interest in the Company, and (ii) an opportunity for a greater financial reward if long-term performance is sustained. To encourage a long-term perspective, stock options cannot be exercised immediately. Generally, stock options become exercisable over a four-year period. The number of stock options granted to each executive officer is approved by the Compensation Committee. Individual grant size is dependent on the executive officer’s experience, position and level of responsibility within the Company, an evaluation of the executive officer’s performance and an assessment of the executive officer’s ability to positively impact the Company’s future business plans. No pre-assigned relative weight is ascribed to any of these factors.

     Compensation of Chief Executive Officer. Robert W. Duggan, the Chairman of the Board, assumed the responsibility of Chief Executive Officer in October, 1997. Mr. Duggan’s annual salary is currently $167,680. He has an annual normal bonus opportunity of up to a maximum of 50% of base pay, with an annual over-achievement bonus opportunity of up to an additional maximum of 25% of base pay based on over-achievement of stated objectives. For the year ended December 31, 2001, the Company’s overall performance was below targeted levels and therefore, Mr. Duggan’s bonus was $16,400. Mr. Duggan’s salary and bonus opportunity were considered to be very reasonable in comparison to similar salaries and bonus structures for medical device company Chief Executive Officers. The Compensation Committee will consider future salary and bonus adjustments and stock option grants for the Chief Executive Officer based on the Company’s operating performance, as well as the compensation packages of similarly positioned medical device company Chief Executive Officers. The Committee believes that the Chief Executive Officer should have an equity interest in the Company.

     Fiscal Year 2001 Compensation. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, compensation paid or accrued with respect to an employee of a public corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company’s executive officers will exceed the $1 million limit per employee. The Company’s stock option plans are structured such that any compensation deemed paid to an executive officer when he exercises an outstanding stock option under the plan will qualify as performance-based compensation that will not be subject to the $1 million limitation.

SUBMITTED BY THE COMPENSATION COMMITTEE

M. Jacqueline Eastwood, Daniel R. Doiron, Jeffrey O. Henley

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, the foregoing Compensation Committee Report and the following Stock Performance Graph shall not be incorporated by reference into any such filing.

STOCK PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Company include in this proxy statement a line-graph presentation comparing cumulative five-year Stockholder returns on an indexed basis with the Standard & Poor’s (“S&P”) 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company uses the S&P Medical Products and Supplies Index as its peer group index. The table below compares the cumulative total return as of the Company’s last fiscal year assuming $100 was invested as of August 11, 1997, the date of the Company’s initial public offering, in the common stock of the Company, the S&P Medical Products and Supplies Index and the S&P 500 Stock Index, assuming the reinvestment of all dividends. The indexes are weighted based on market capitalization at the time of each reported data point.

Index	8/11/1997	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001

Computer Motion, Inc.	$100.00	$75.00	$89.29	$78.57	$33.07	$28.21
S&P 500	$100.00	$103.56	$133.62	$161.83	$147.42	$130.05
S&P Healthcare Equipment & Supplies	$100.00	$97.49	$138.81	$131.20	$188.06	$177.55

PROPOSAL ONE

APPROVAL OF THE ISSUANCE OF THE MAXIMUM NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK ISSUABLE UPON CONVERSION OF SHARES OF THE COMPANY’S SERIES C CONVERTIBLE PREFERRED STOCK.

Reason for this Proposal

     In order to raise funds for future research and development activities and to provide additional working capital, on October 31, 2002 (the “Closing Date”), the Company entered into a Series C Convertible Preferred Stock Purchase Agreement (the “Series C Purchase Agreement”) with several institutional and/or accredited investors, including Robert W. Duggan, the Company’s Chairman and Chief Executive Officer (collectively, the “Purchasers”), pursuant to which the Company sold and issued an aggregate of 8,797 shares of its Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock (collectively, the “Series C Shares”) at a purchase price of $1,400 per share (the “Stated Value”) and issued warrants for the purchase of up to 3,518,690 shares of Common Stock (the “Warrants”) for aggregate consideration of $12,315,800 (the “Private Placement”). Pursuant to the terms of the Series C Purchase Agreement and subject to stockholder approval as described in Proposal Two below, Mr. Duggan has agreed to purchase $2,000,000 Stated Value of the Series C Shares in the Private Placement on the same terms and conditions as the other Purchasers, $1,000,000 of which may be paid by the cancellation of an outstanding promissory note that is currently due and payable from the Company to Mr. Duggan. Upon the occurrence of certain events described more fully below, and in accordance with the terms of the Certificate of Designations Setting for the Preferences, Rights and Limitations of the Series C Convertible Preferred Stock of the Company (the “Certificate of Designations”), the Series C Shares may be converted into shares of Common Stock (the “Conversion Shares”) at an initial conversion price of $1.40 per share (the “Initial Conversion Price”).

     The Company’s Common Stock trades on the Nasdaq National Market. According to Nasdaq Marketplace Rule 4350, the Company is required to obtain stockholder approval of the sale, issuance or potential issuance of the Company’s common stock, or securities convertible into the Company’s common stock, if the number of shares to be issued equals or exceeds 20% of the Company’s presently outstanding shares of Common Stock (the “Share Limit”) and the purchase price for such securities is less than the greater of the book value or market value of the common stock on the date of issuance (the “Value Limit”).

     As of the Closing Date, the aggregate number of shares of Common Stock that may be issuable upon conversion of the Series C Shares exceeded the Share Limit and the Initial Conversion Price was less than the Value Limit. Therefore, in accordance with Nasdaq Marketplace Rule 4350, the Company is asking its stockholders to approve the issuance of the maximum number of shares of Common Stock issuable upon conversion of the Series C Shares issued in the Private Placement.

Key Terms of the Series C Shares

     Pursuant to the terms of the Series C Purchase Agreement, the Company sold and issued 7,726 shares of C-1 Convertible Preferred Stock and 1,071 shares of Series C-2 Convertible Preferred Stock. The Series C-1 Convertible Preferred Stock and the Series C-2 Convertible Preferred Stock have identical rights, preferences and privileges except with respect to the manner in which the Company may pay accrued dividends as described below.

     Dividends on Series C Shares.

     In accordance with the Certificate of Designations, the Series C Shares bear a cumulative dividend at a rate of 12% per annum until receipt of stockholder approval of the Private Placement as contemplated herein, which rate will be adjusted downward to 8% per annum thereafter. In the event the Series C Shares are not converted or redeemed in accordance with the Certificate of Designations by October 31, 2004, the cumulative dividend rate will be adjusted upward to 12% per annum thereafter. Pursuant to an Agreement, dated December 11, 2002, between the Company and the Purchasers, the parties agreed to waive the conditioning of a reduction in the dividend rate to the receipt of stockholder approval of the Private Placement and instead accepted an 8% divided effective as of January 31, 2003, which dividend rate will continue to adjust upward to 12% on October 31, 2004 as described above. Dividends on the Series C-1 Convertible Preferred Stock may be paid by the Company, at its option, through the issuance of shares of Common Stock or in cash, and dividends on the Series C-2 Convertible Preferred Stock may only be paid in cash.

     Optional Conversion of Series C Shares.

     In accordance with the Certificate of Designations, the Series C Shares are convertible by the holders thereof into shares of Common Stock at the Initial Conversion Price of $1.40 per share, which Initial Conversion Price is subject to a standard antidilution adjustment based on a weighted average formula. Unless and until the Company receives stockholder approval as contemplated in this Proposal One, the number of shares of Common Stock the Company may issue upon the optional conversion of the Series C Shares is limited to 3,484,606 shares (representing 19.999% of the Company’s total outstanding Common Stock as of October 31, 2002).

     Automatic Conversion of Series C Shares.

     In accordance with the Certificate of Designations, the Series C Shares will automatically convert into shares of Common Stock at the Initial Conversion Price of $1.40 per share, subject to antidilution adjustment as described above, if the volume weighted average price for the Common Stock as quoted on the Nasdaq National Market (the “VWAP”) for any 10 consecutive trading days is equal to or greater than $3.00 per share. As described above, unless and until the Company receives stockholder approval as contemplated herein, the number of shares of Common Stock the Company may issue upon the automatic conversion of the Series C Shares is limited to 3,484,606 shares.

     Change in Control Premium.

     In accordance with the Certificate of Designations, in the event the Company proposes to enter into a Change of Control Transaction (as defined below) and if not previously converted, the holders of Series C Shares may elect to convert such holders Series C Shares into a number of shares equal to 135% of the amount into which such Series C Shares would otherwise be convertible.

     A “Change of Control Transaction” means, (i) the sale, conveyance or disposition of all or substantially all of the assets of the Company, (ii) a consolidation or merger of the Company with or into any other “Person” (as defined in the Exchange Act) (whether or not the Company is the surviving Person, but other than a consolidation or merger in which the surviving corporation (x) is listed on the NASDAQ National Market, the New York Stock Exchange or the American Stock Exchange and (y) the value of the consideration to be paid to the stockholders of the Company is at least $1.40 per share of Common Stock (as adjusted for stock dividends, stock splits or recapitalizations)), or (iii) any Person or any “group” (as such term is used in Section 13(d) of the Exchange Act), becomes the beneficial owner or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Company’s voting power of the capital stock of the Company normally entitled to vote in the election of directors of the Company (other than (A) any Person or any such group that held such voting power as of the Initial Issuance Date or (B) any group that holds such voting power subsequent to the Initial Issuance Date, provided that the Persons that constitute such group include the Person or a majority of the members of, and at least 50% of the voting power held by, a group referenced in the foregoing clause (A)).

     Redemption of Series C Shares.

     In accordance with the Series C Purchase Agreement, as amended, in the event the Company does not obtain the stockholder approval contemplated herein by January 29, 2003, the holders of Series C Shares may elect to redeem 50% of such holders’ Series C Shares originally purchased at a redemption price equal to 100% of the Stated Value plus accrued and unpaid dividends.

     In addition, if not previously converted, the Series C Shares may be redeemed at the Company’s election on October 31, 2004 at a redemption price equal to the Stated Value plus any accrued and unpaid dividends.

     Failure to Obtain Stockholder Approval

     As described above, in the event the Company does not obtain the stockholder approval contemplated herein by January 29, 2003, the holders of Series C Shares may elect to redeem 50% of such holders’ Series C Shares originally purchased at a redemption price equal to 100% of the Stated Value plus accrued and unpaid dividends.

Effect on Outstanding Common Stock

     Current stockholders of the Company will suffer immediate dilution (or potential dilution) as a result of the issuance of additional shares of the Company’s Common Stock (or securities convertible into Common Stock) in the private placement. Although the number of shares of Common Stock that stockholders presently own will not decrease, such shares will represent a smaller percentage of the total shares of the Company that will be outstanding after the private placement.

     In addition, the sale of a large number of equity securities to a single or a few investors could allow those investors, individually or as a group, to influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions of the Company’s certificate of incorporation and bylaws and the approval of certain mergers or other similar transactions, such as the sale of substantially all of our assets.

Consequences if Stockholder Approval is Not Obtained

     Pursuant to the terms of the Series C Purchase Agreement, the Company is required to obtain stockholder approval of the issuance of the maximum number of shares of Common Stock issuable upon conversion of the Series C Shares issued in the Private Placement by January 29, 2003. In the event the Company is unable to obtain stockholder approval by that date, the holders of Series C Shares may elect to redeem 50% of such holders’ Series C Shares originally purchased at a redemption price equal to 100% of the Stated Value plus accrued and unpaid dividends. Any such redemption would seriously impair the Company’s working capital and would limit the Company’s ability to pursue further research and development, clinical trials and sales and marketing activities.

Board of Directors Recommendation

     The Board of Directors of the Company believes that the sale and issuance of the Series C Shares, and the issuance of the maximum number of shares of the Company’s Common Stock issuable upon conversion thereof, is in the best interests of the Company and its stockholders. Among the factors considered by the Board of Directors in approving the sale of the Series C Shares was (i) the Board of Directors’ desire to comply with Nasdaq Marketplace Rule 4350 and (ii) the Board of Directors’ view that the proceeds from the sale of the Series C Shares are necessary to support the Company’s near term working capital requirements.

Recommendation of the Board and Required Vote

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THIS PROPOSAL TO APPROVE THE ISSUANCE OF THE MAXIMUM NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK ISSUABLE UPON CONVERSION OF SHARES OF THE COMPANY’S SERIES C CONVERTIBLE PREFERRED STOCK.

The Affirmative “FOR” vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the Special Meeting and entitled to vote thereat is required for approval of this Proposal One.

PROPOSAL TWO

APPROVAL OF THE CONVERSION OF A $1,000,000 PROMISSORY NOTE THAT IS CURRENTLY DUE AND PAYABLE FROM THE COMPANY TO ROBERT W. DUGGAN, THE COMPANY’S CHAIRMAN AND CHIEF EXECUTIVE OFFICER, INTO SHARES OF THE COMPANY’S SERIES C CONVERTIBLE PREFERRED STOCK.

Reason for this Proposal

     As more fully described in Proposal One above, on October 31, 2002, the Company completed a private placement of its Series C Shares and Warrants pursuant to a Series C Purchase Agreement. As a condition to consummating the transactions contemplated thereby, Robert W. Duggan, the Company’s Chairman and Chief Executive Officer, agreed, subject to stockholder approval, to purchase $2,000,000 stated value of Series C Shares in the Private Placement on the same terms and conditions as the other Purchasers, $1,000,000 of which may be paid by the cancellation of an outstanding promissory note that is currently due and payable from the Company to Mr. Duggan (the “Duggan Note”). This Proposal Two is requesting stockholder approval of the conversion of the Duggan Note into Series C Shares.

     The Company’s Common Stock trades on the Nasdaq National Market. According to Nasdaq Marketplace Rule 4350, the Company is required to obtain stockholder approval of the sale to officers and directors of the lesser of (i) 1% of the number of shares of Common Stock outstanding, (ii) 1% of the total voting power outstanding or (iii) an aggregate of 25,000 shares. The Series C Shares issuable upon conversion of the Duggan Note may be converted into an aggregate number of shares of Common Stock in excess of the limitation described above. In order to comply with this Nasdaq Marketplace Rule, the conversion of the Duggan Note was conditioned upon the receipt of stockholder approval of such conversion. If stockholder approval is obtained, the Company plans to consummate the conversion of the Duggan Note into Series C Shares as soon as reasonably practicable thereafter.

Consequences of Failure to Receive Stockholder Approval

     If the Company’s stockholders do not approve the conversion of the Duggan Note, the conversion of the Duggan Note into Series C Shares will not be consummated and the outstanding $1,000,000 promissory note from the Company to Mr. Duggan will remain due and payable. The failure to obtain stockholder approval in this Proposal Two will not affect the sale of any Series C Shares in the Private Placement to the other Purchasers.

Board of Directors Recommendation

     The Board of Directors of the Company believes that the conversion of the Duggan Note into Series C Shares is in the best interests of the Company and its stockholders. Among the factors considered by the Board of Directors in approving the conversion of the Duggan Note into Series C Shares was (i) the Board of Directors’ desire to comply with Nasdaq Marketplace Rule 4350 and (ii) the Board of Directors’ view that the conversion of the Duggan Note into Series C Shares instead of the payment of the Duggan Note in cash will help preserve the Company’s near term working capital.

Recommendation of the Board and Required Vote.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THIS PROPOSAL TO APPROVE THE CONVERSION OF A $1,000,000 PROMISSORY NOTE THAT IS CURRENTLY DUE AND PAYABLE FROM THE COMPANY TO ROBERT W. DUGGAN, THE COMPANY’S CHAIRMAN AND CHIEF EXECUTIVE OFFICER, INTO SHARES OF THE COMPANY’S SERIES C CONVERTIBLE PREFERRED STOCK.

The Affirmative “FOR” vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the Special Meeting and entitled to vote thereat is required for approval of this Proposal Two.

PROPOSAL THREE

APPROVAL OF THE SALE AND ISSUANCE TO ROBERT W. DUGGAN, THE COMPANY’S CHAIRMAN AND CHIEF EXECUTIVE OFFICER, OF UP TO AN ADDITIONAL $1,000,000 STATED VALUE OF SERIES C SHARES.

Reason for this Proposal

     As more fully described in Proposal One above, on October 31, 2002, the Company completed a private placement of its Series C Shares and Warrants pursuant to a Series C Purchase Agreement. As a condition to consummating the transactions contemplated thereby, Robert W. Duggan, the Company's Chairman and Chief Executive Officer, agreed, subject to stockholder approval, to purchase $2,000,000 Stated Value of Series C Shares in the Private Placement on the same terms and conditions as the other Purchasers, $1,000,000 of which may be paid by the cancellation of the Duggan Note more fully described in Proposal Two. Therefore, in order to comply with the terms of the Series C Purchase Agreement, this Proposal Three is requesting stockholder approval of the purchase of up to an additional $1,000,000 Stated Value of Series C Shares (the “Duggan Shares”), which, together with the conversion of the Duggan Note, equals an aggregate purchase by Mr. Duggan of $2,000,000 Stated Value of Series C Shares.

     The Company’s Common Stock trades on the Nasdaq National Market. According to Nasdaq Marketplace Rule 4350, the Company is required to obtain stockholder approval of the sale to officers and directors of the lesser of (i) 1% of the number of shares of Common Stock outstanding, (ii) 1% of the total voting power outstanding or (iii) an aggregate of 25,000 shares. In order to comply with this Nasdaq Marketplace Rule, the sale of the Duggan Shares was conditioned upon the receipt of stockholder approval of such sale. Mr. Duggan is irrevocably bound to purchase the Duggan Shares if the stockholders approve this transaction in accordance with the terms of the Series C Purchase Agreement. If stockholder approval is obtained, the Company plans to consummate the sale of the Duggan Shares as soon as reasonably practicable thereafter.

Consequences of Failure to Receive Stockholder Approval

     If the Company’s stockholders do not approve the purchase of the Duggan Shares, the sale and issuance of the Duggan Shares will not be consummated. The failure to obtain stockholder approval in this Proposal Three will not affect the sale of any Series C Shares in the Private Placement to the other Purchasers.

Board of Directors Recommendation

     The Board of Directors of the Company believes that the sale and issuance of the Duggan Shares is in the best interests of the Company and its stockholders. Among the factors considered by the Board of Directors in approving the sale of the Duggan Shares was (i) the Board of Directors’ desire to comply with Nasdaq Marketplace Rule 4350 and (ii) the Board of Directors’ view that the proceeds from the sale of the Duggan Shares are necessary to support the Company’s near term working capital requirements.

Recommendation of the Board and Required Vote.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THIS PROPOSAL TO APPROVE THE SALE AND ISSUANCE TO ROBERT W. DUGGAN, THE COMPANY’S CHAIRMAN AND CHIEF EXECUTIVE OFFICER, OF UP TO AN ADDITIONAL $1,000,000 STATED VALUE OF SERIES C SHARES.

The Affirmative “FOR” vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the Special Meeting and entitled to vote thereat is required for approval of this Proposal Three.

INCORPORATION OF OTHER DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement. We incorporate by reference the documents listed below under Item 13(b) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended:

     1.     The Company’s Annual Report on Form 10-K for the year ended December 31, 2001; and

     2.     The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

COMPUTER MOTION, INC.
130-B Cremona Drive
Goleta, California 93117
Attention: Corporate Secretary
(805) 968-9600

     All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this proxy statement and prior to our Special Meeting shall be deemed to be incorporated by reference into this proxy statement and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement, or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this proxy statement except as so modified or superseded.

INDEPENDENT AUDITORS

     Representatives of Ernst & Young LLP, the Company’s independent auditors, are expected to be present at the Special Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.

OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Robert W. Duggan

Robert W. Duggan Chairman of the Board of Directors Chief Executive Officer
December 27, 2002

COMPUTER MOTION, INC.

SPECIAL MEETING OF STOCKHOLDERS, JANUARY 27, 2003
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby nominates, constitutes and appoints Robert W. Duggan and Larry Redfern, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Computer Motion, Inc. which the undersigned is entitled to represent and vote at the Special Meeting of Stockholders of Computer Motion, Inc. to be held at Corporate Headquarters, 130-B Cremona Drive, Goleta, California 93117, on January 27, 2003 at 10:00 a.m., local time, and at any and all adjournments or postponements thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

(Continued and to be signed and dated on reverse side)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDER WITH REGARD TO ANY OTHER MATTERS PROPERLY BROUGHT TO A VOTE AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 and 3.

1.     Approval of the issuance of shares of Common Stock that may be issuable upon conversion of shares of the Company’s Series C Convertible Preferred Stock issued in connection with a private placement of the Company’s securities, as required by rules of the Nasdaq National Market:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

2.     Approval of the conversion of a $1,000,000 promissory note that is currently due and payable from the Company to Robert W. Duggan, the Company’s Chairman and Chief Executive Officer, into shares of the Company’s Series C Convertible Preferred Stock, as required by rules of the Nasdaq National Market:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.     Approval of the sale of up to an additional $1,000,000 of the Company’s Series C Convertible Preferred Stock to Robert W. Duggan, the Company’s Chairman and Chief Executive Officer, in connection with a private placement of the Company’s securities, as required by rules of the Nasdaq National Market:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

SIGNATURE(S):	DATE:

Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.